As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
POINT.360
(Exact name of registrant as specified in its charter)

California	01-0893376

(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)
2777 North Ontario Street
Burbank, CA 91504
(818) 565-1444
(Address of principal executive offices)
2007 EQUITY INCENTIVE PLAN
(Full title of the plan)
Alan R. Steel, Chief Financial Officer
Point.360
2777 North Ontario Street
Burbank, California 91504
(818) 565-1400
(Name and address of agent for service)
Copy to:
William D. Gould
Troy & Gould P.C.
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Telephone: (310) 789-1338
Facsimile: (310) 201-4746
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to be	Amount to be	offering price	aggregate offering	registration
registered	registered (1)	per share (2)	price (2)	fee (2)
Common Stock, no par value	2,000,000 shares	$2.21	$4,420,000	$135.69

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2007 Equity Incentive Plan of Point.360 (the “Plan”) as a result of the anti-dilution adjustment provisions of the plan.

(2)	The registration fee of $135.69 for the 2,000,000 shares of common stock that are being registered pursuant to this Registration Statement was calculated as follows: The 2,000,000 shares of common stock being registered hereunder are not the subject of outstanding options and the offering price therefore is not known. The proposed maximum offering price per share and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon a price of $2.21, which is the average of the high and low sales prices of the common stock on the Nasdaq Global Market on October 11, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1 PLAN INFORMATION.*
Item 2 REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents have been filed by Point.360 (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act or The Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference:
1.	The Prospectus filed on August 14, 2007 pursuant to Rule 424 (b) (3) under the Securities Act;

2.	The Company’s current reports on Form 8-K filed on August 16th and 23rd, 2007, respectively;

3.	The description of the Company’s common stock that is contained in Company’s Registration Statement on Form 8-A filed on July 27, 2007 including any amendment or report subsequently filed by the Company for the purpose of updating such description.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
Item 4. DESCRIPTION OF SECURITIES.
Not applicable.
Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL.
Not applicable.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 317(b) of the California Corporations Code (the “Corporations Code”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any “proceeding” (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an “Agent”), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.
Section 317(c) of the Corporations Code provides that a corporation may indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interests of the corporation and its shareholders.

Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any matter as to which an Agent shall have been adjudged to be liable to the corporation, unless the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnity for expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) and (c) of Section 317 of the Corporations Code.
Section 317(e) of the Corporations Code provides that, except as provided in Section 317(d), indemnification shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon; or (iv) the court in which such proceeding is or was pending.
Pursuant to Section 317(f) of the Corporations Code, the corporation may advance to an Agent expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.
Section 317(h) of the Corporations Code provides, with certain exceptions, that no indemnification shall be made under Section 317 in such case where it would be inconsistent with a provision of the corporation’s articles of incorporation, bylaws, a shareholders’ resolution or any agreement which prohibits or otherwise limits indemnification, or in such case where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.
In addition to the indemnification described above that is expressly permitted under the Corporations Code, Article III of the Company’s Articles of Incorporation and Article VI of the Company’s Bylaws authorize the Company to enter into agreements with Agents that provide for indemnification in excess of that permitted under Section 317 of the Corporations Code, to the extent permissible under California law.
The Company has entered into indemnification agreements with its directors and officers in which the Company has agreed to indemnify its directors and officers against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with the defense or settlement of certain proceedings. In addition, as permitted by California law, the Company has purchased a directors’ and officers’ liability policy that insures its directors and officers against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with proceedings to which they are parties.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
Item 8. EXHIBITS.

Exhibit No.	Exhibit Description

4.1	2007 Equity Incentive Plan of Point.360.

4.2	Form of Nonqualified Stock Option Agreement.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Singer, Lewak, Greenbaum & Goldstein, LLP.

24.1	Power of Attorney (contained on the signature page hereto).

Item 9. UNDERTAKINGS.
1. The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.
2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on this 9th day of October, 2007.

POINT.360
By:	/s/ Haig S. Bagerdjian
Haig S. Bagerdjian
Chairman of the Board, President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Haig S. Bagerdjian or Alan Steel, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ Haig S. Bagerdjian Haig S. Bagerdjian	Chairman of the Board, President and Chief Executive Officer, and Director (Principal Executive Officer)	October 9, 2007

/s/ Alan R. Steel Alan R. Steel	Executive Vice President, Finance and Administration and Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer	October 9, 2007

/s/ Robert A. Baker Robert A. Baker	Director	October 9, 2007

/s/ Gregory J. Hutchins Gregory J. Hutchins	Director	October 9, 2007

/s/ Sam P. Bell Sam P. Bell	Director	October 9, 2007

/s/ G. Samuel Oki G. Samuel Oki	Director	October 9, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	2007 Equity Incentive Plan of Point.360.

4.2	Form of Nonqualified Stock Option Agreement.

5.1	Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

23.1	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1).

23.2	Consent of Singer Lewak, Greenbaum & Goldstein, LLP.

24	Power of Attorney (contained on the signature page hereto).